Exhibit 99.1

Ana Pinczuk Joins Delphi Automotive Board of Directors

GILLINGHAM, England, Nov. 3, 2016 - Delphi Automotive PLC (NYSE: DLPH) announced today it has named Ana Pinczuk to its board of directors, effective November 1. Pinczuk brings more than 30 years of experience in high technology companies, including numerous senior leadership roles with Veritas, Cisco and AT&T.

“Ana’s broad and extensive technology background spans mobile, IP networking, software, data storage and security, making her a strong addition to the Delphi board,” said Rajiv Gupta, Delphi chairman of the board. “We look forward to her insight and guidance, as Delphi accelerates its innovation in new mobility technologies that are reshaping the automotive industry.”

Most recently the executive vice president and chief product officer of Veritas Technologies, a data management provider specializing in information protection, availability, and insight solutions, Pinczuk led the company's $2.3B product portfolio and was responsible for steering the company's multiyear strategy and plan.

As Cisco’s senior vice president of Services Transformation and chief operating officer, Pinczuk drove the transformation of Cisco’s services business and grew the cloud, software, IoE and professional services sectors. In addition to several other key technology roles, she eventually moved on to senior vice president of sales, where she led services and solutions sales for Cisco’s 28 Global Enterprise Theater clients.

Pinczuk began her career at AT&T Bell Laboratories, where she moved quickly through the ranks in a number of leadership positions, from business development and sales, to leading R&D and engineering organizations, to ultimately being named vice president of IP Platform Planning before being recruited to join Cisco in 2000.

Pinczuk serves on the board of the Carnegie Mellon’s Engineering School and is a member of the Cornell University Computer and Information Sciences advisory board. She has also been named as the 2016 Woman of Influence by the Silicon Valley Business Journal. She holds a bachelor and master of science in mechanical engineering from Cornell University, an executive master in technology management from the University of Pennsylvania and a master of science in software management from Carnegie Mellon.

About Delphi
Delphi Automotive PLC is a high-technology company that integrates safer, greener and more connected solutions for the automotive sector. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 44 countries. Visit delphi.com.

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Investor Contact:
Elena Rosman
248.813.5091
elena.rosman@delphi.com

Media Contact:
Kristen Kinley
248.535.3930
kristen.kinley@delphi.com